Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, August 21 2009 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $2,865,033.91 or $0.061470 per unit, based principally upon production during the month of June 2009. The distribution for August also includes $602,682 in granted audit exceptions and interest on late payment of gross proceeds. The distribution is payable September 15, 2009, to unit holders of record as of August 31, 2009.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,012,991 Mcf (3,274,361 MMBtu). Dividing revenues by production volume yielded an average gas price for June 2009 of $3.07 per Mcf ($2.82 per MMBtu) as compared to $2.71 per Mcf ($2.48 per MMBtu) for May 2009. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,503,710. Lease operating expenses were $2,537,218 and taxes were $907,498.
Contact:	San Juan Basin Royalty Trust Compass Bank Lee Ann Anderson, Vice President & Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936 Website: www.sjbrt.com e-mail: sjt@compassbank.com